UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________

GALMED PHARMACEUTICALS LTD.

(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

Galmed Pharmaceuticals Ltd.

16 Tiomkin Street,

Tel Aviv, Israel 6578317

Tel: 972.3.693.8448

(Address of Principal Executive Offices) (Zip Code)

2013 Incentive Share Option Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name and Address of Agent for Service)

Copies to:

Perry Wildes, Adv.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

One Azrieli Center, Round Building

Tel Aviv 67021, Israel

Phone: +972-3-607-4444

Fax: +972-3- 607-4422

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, par value NIS 0.01 per share	1,281,126	(2)	$9.00	(3)	11,530,134	(3)	$1,339.80
Ordinary Shares, par value NIS 0.01 per share	1,809,366	(4)	$2.47	(5)	$4,469,135	(5)	$519.31
Total					$15,999,269		$1,859.12

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional Ordinary Shares, par value NIS 0.01 per share (the “Shares”) that become issuable under the 2013 Incentive Share Option Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares.

(2) Represents 1,281,126 Shares available for future issuance under options that have not been issued under the 2013 Plan.

(3) Estimated solely for purposes of calculating the filing fee pursuant to Rule 457 (c) and (h), the aggregate offering price and the fee have been computed upon the basis of the average of the high and low prices per share of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on August 7, 2015.

(4) Represents 1,809,366 Shares issuable upon exercise of outstanding options under the 2013 Plan.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon the weighted average price at which such options may be exercised.

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated herein by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, as amended, filed with the Commission on March 31, 2015 and June 1, 2015;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in subsection (a) above; and

(c)	The description of our ordinary shares contained in the registration statement on Form 8-A under the Exchange Act, dated March 11, 2014, and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law 5759-1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association, or Articles, include such a provision. The Company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

 Under the Companies Law, a company may indemnify, or undertake in advance to indemnify, an office holder for the following liabilities and expenses, imposed on office holder or incurred by office holder due to acts performed by him or her as an office holder, provided its articles of association include a provision authorizing such indemnification:

•	financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that such act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party; and

•	a financial liability imposed on the office holder in favor of a third-party.

Nevertheless, under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company in the event office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive unlawful personal benefit; or

•	a fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders require the approval of the remuneration committee, board of directors and, in certain circumstances, the shareholders.

Our Articles permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Each of our office holders have entered into an indemnification agreement with us, exculpating them, to the fullest extent permitted by Companies law, from liability to us for damages caused to us as a result of a breach of the duty of care and undertaking to indemnify them to the fullest extent permitted by Companies law, including with respect to liabilities resulting from certain acts performed by such office holders in their capacity as an office holder of the Company, our subsidiaries or our affiliates. The indemnification is limited both in terms of amount and coverage.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d)of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on the 11th day of August, 2015.

Galmed Pharmaceuticals Ltd.

By:	/s/ Allen Baharaff
Name:	Allen Baharaff
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Allen Baharaff and Josh Blacher, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto or any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and in the dates indicated.

Signature	Title	Date

/s/ Chaim Hurvitz	Chairman of the Board, Class III Director; Chairman of the R&D Committee	August 11,2015
Chaim Hurvitz

/s/ Allen Baharaff	President and Chief Executive Officer, Class II Director (Principal Executive Officer)	August 11,2015
Allen Baharaff

/s/ Josh Blacher	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11,2015
Josh Blacher

/s/ Maya Halpern	Chief Medical Officer, Class I Director	August 11,2015
Dr. Maya Halpern

/s/ William Marth	Class III Director	August 11,2015
William Marth

/s/ Shmuel Nir	Class II Director	August 11,2015
Shmuel Nir

/s/ Tali Yaron-Eldar	Director; External Director; Chairman of the Audit Committee; Chairman of the Remuneration Committee	August 11,2015
Tali Yaron-Eldar

/s/ David Sidransky	Director; External Director	August 11,2015
David Sidransky, M.D.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Galmed Pharmaceuticals Ltd. has signed this Registration Statement on this 11th day of August, 2015.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Authorized Representative

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF DOCUMENT

3.1	Form of Amended and Restated Articles of Association of Galmed Pharmaceuticals Ltd. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form F-1 filed with the SEC on February 28, 2014)

4.1	2013 Incentive Share Option Plan (incorporated by reference to Exhibit 99.1 on Form 6-K furnished with the SEC on April 2, 2015)

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. as to the legality of the securities being registered

23.1*	Consent of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu Limited, as independent registered public accounting firm of the Registrant

23.2*	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

_____________

* Filed herewith.